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                                                                     EXHIBIT 4.7

                                    AGREEMENT

     THIS AGREEMENT (the "Agreement") is entered into as of May 11th, 2000, by and among INTEGRAL TECHNOLOGIES, INC., a corporation duly organized and existing under the laws of the State of Nevada (the "Company") and Swartz Private Equity, LLC (hereinafter referred to as "Swartz").

                                    RECITALS:

     WHEREAS, pursuant to the Company's offering ("Equity Line") of up to Twenty-Five Million Dollars ($25,000,000), excluding any funds paid upon exercise of the Warrants, of Common Stock of the Company pursuant to that certain Investment Agreement (the "Investment Agreement") between the Company and Swartz dated on or about May 11th, 2000, the Company has agreed to sell and Swartz has agreed to purchase, from time to time as provided in the Investment Agreement, shares of the Company's Common Stock for a maximum aggregate offering amount of Twenty Five Million Dollars ($25,000,000); and

     WHEREAS, pursuant to the terms of the Investment Agreement, the Company has agreed, among other things, to issue to the Subscriber Commitment Warrants, as defined in the Investment Agreement, to purchase a number of shares of Common Stock, exercisable for five (5) years from their respective dates of issuance.

                                     TERMS:

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Issuance of Commitment Warrants. As compensation for entering into the Equity Line, Swartz received a warrant convertible into 495,000 shares of the Company's Common Stock, in the form attached hereto as Exhibit A (the "Commitment Warrants").

2. Issuance of Additional Warrants. If the Company shall at any time effect a recapitalization, reclassification or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a smaller number of shares (a "Reverse Stock Split"), then on the date of such Reverse Stock Split, and on each one year anniversary (each, an "Anniversary Date") of the Reverse Stock Split thereafter throughout the term of the Commitment Warrants, the Company shall issue to Swartz additional warrants (the "Additional Warrants"), in the form of Exhibit A, to purchase a number of shares of Common Stock, if necessary, such that the sum of the number of Warrants and the number of Additional Warrants issued to Swartz shall equal at least 2.5% of the number of shares of Common Stock of the Company that are outstanding immediately following the Reverse Stock Split or Anniversary Date, as applicable. The Additional Warrants shall be exercisable at the same price as the Commitment Warrants, shall have the same reset provisions as the Commitment Warrants, shall have piggyback registration rights and shall have a 5 year term.

3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to agreements made in and wholly to be performed in

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     that jurisdiction, except for matters arising under the Act or the
     Securities Exchange Act of 1934, which matters shall be construed and interpreted in accordance with such laws.


     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 11th day of May, 2000.



INTEGRAL TECHNOLOGIES, INC.             SUBSCRIBER:
                                        SWARTZ PRIVATE EQUITY, LLC.


By: /s/ William S. Robinson             By: /s/ Eric S. Swartz
    -----------------------                 ------------------------
        William S. Robinson, CEO                Eric S. Swartz, Manager

1070 West Pender Street                 1080 Holcomb Bridge Road
Suite 3                                 Bldg. 200, Suite 285
Vancouver, BC  V6E 2N7                  Roswell, GA  30076
Telephone: (604) 685-9933               Telephone: (770) 640-8130
Facsimile: (604) 685-6794               Facsimile: (770) 640-7150




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